NEWS RELEASE
For Immediate Release

Media Contact Fred Ferguson (571) 457-9082 media.relations@vistaoutdoor.com	Investor Contact Kelly Reisdorf (763) 433-1028 investor.relations@vistaoutdoor.com

Vista Outdoor Names Executive Officers

Anoka, Minnesota, November 8, 2019 –Vista Outdoor Inc. (NYSE: VSTO) a global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, announced that its Board of Directors has appointed four new executive officers to its corporate leadership team. Brad Crandell was named Chief Human Resources Officer. Mark Kowalski was named Vista Outdoor’s Controller and Chief Accounting Officer. Dylan Ramsey was named Vice President, General Counsel and Corporate Secretary. Kelly Reisdorf was named Vice President, Chief Communications and Investor Relations Officer. Mr. Crandell, Mr. Kowalski, Mr. Ramsey and Ms. Reisdorf all previously served in senior roles at Vista Outdoor.

“Our leadership team consists of determined and talented personnel with vast knowledge in their industries. We’re excited to promote these capable executives from within the company to more prominent roles, where they will support our ongoing transformation and financial performance efforts while providing much-needed continuity and stability to our corporate functions,” CEO Chris Metz said.

Brad Crandell, Vice President, Chief Human Resource Officer, joined Vista Outdoor in March 2015. Brad has more than 30 years of experience in driving growth, leading transformation and delivering strong financial results. Brad previously served as Vice President Human Resources Operations and Talent Acquisition. Prior to joining Vista Outdoor, he held positions at The Service Master Company and Hewitt Associates.
Mark Kowalski, Controller and Chief Accounting Officer, is responsible for the accounting and financial reporting and governance functions at Vista Outdoor. Mark was formerly the Controller at Vista Outdoor and has over 17 years of experience with Vista Outdoor and predecessor Orbital ATK, previously serving as Vista Outdoor’s Corporate Controller since January 2019 and interim Controller and Vice President since August 2018. Mark also previously led the tax department for Vista Outdoor and worked in the tax department at ATK prior to the company’s spinoff.

Dylan Ramsey, Vice President, General Counsel and Corporate Secretary, has been with Vista Outdoor since its spin-off from Orbital ATK in February 2015. Dylan has over 14 years of experience advising publicly-traded and private companies on their most critical legal and strategic matters. He previously served as Vista Outdoor’s General Counsel, Business & Corporate Services and Assistant Secretary from 2018 to 2019, Deputy General Counsel from 2017 to 2018, and Associate General Counsel from 2015 to 2017. Prior to joining Vista Outdoor, he practiced corporate and securities law with the legal department at Capital One Financial Corporation and with the law firms Gibson, Dunn & Crutcher LLP and Linklaters LLP.

Kelly Reisdorf, Vice President, Chief Communications and Investor Relations Officer, is responsible for Vista Outdoor’s external communications. Her focus is on brand awareness, product value and differentiation for both investors and customers. Kelly has 13 years of experience with Vista Outdoor and predecessor ATK, previously serving as Vista Outdoor’s Vice President, Investor Relations and Vice President, Information Technology.

About Vista Outdoor Inc.
Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold direct and at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.